Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2017 Fourth Quarter Conference Call Script

Call date: Tuesday, March 27, 2018

Call time: 2:00 p.m. Mountain Time

Good afternoon and welcome to the Where Food Comes From 2017 fourth quarter and year-end earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good afternoon and thanks for joining us.

This morning we were pleased to report another year of solid growth for Where Food Comes From.

●	Revenue increased 33% year over year to $15.4 million from $11.6 million a year ago.

●	Core verification and certification revenue grew 18% and product sales grew 45% based on continued strength in our IMI Global, Sterling Solutions, Validus and ICS business units and to an initial contribution from our newly acquired A Bee Organic business.

●	SureHarvest, acquired at the end of 2016, contributed $1.4 million in revenue for the year, or about 9% of our total. As a reminder, SureHarvest revenue is broken out on our Income Statement in two segments – Software license, maintenance and support and Consulting service.

●	Net income for the full year declined to approximately $142,000 from $433,000 last year. I think it’s important to note that the $142,000 profit included the impact of $854,000 in non-cash depreciation and amortization versus just $267,600 in 2016. I’ll also point out that the hard cost of complying with the new revenue recognition standard ASC 606 was $80,000 for the year, which took another bite out of net income. As it turned out, after all was said and done with the ASC 606 review process, no changes were required on our part – we had been doing it correctly all along. It is disappointing to have to expend that amount of money – not to mention many, many hours of senior staff – on such an onerous project that we believe puts an undue burden on small public companies.

●	The good news is, adjusted EBITDA grew by 14% to $1.6 million from $1.4 million year over year. Again, due to the sharp increase in depreciation and amortization following the SureHarvest acquisition, we tend to focus on adjusted EBITDA versus net income because we think it provides a more meaningful view of our profit picture and the overall health of our business.

2017 was a very eventful year for Where Food Comes From. Because of the diversity of our services mix, the evolving global trends in food verification, and our active M&A program, we have a lot going on across all our operating units as well as at the corporate level. Remember, prior joining Where Food Comes From, each of our operating units focused exclusively on their niche businesses. Now they are asked to work collaboratively with our other business units in cross selling and bundling services and in strategic planning exercises to ensure the success of our integration efforts and corporate growth objectives. Key to this effort is the investment we made over the last year in our Sales Force customer relationship manager tool, which has transformed the way we do business and facilitated a collaborative work environment for all of our operating units.

I’m proud of the way everyone has come together to meet this challenge and I want to take this opportunity to commend and thank the entire team for what we have all built together. We are consistently growing at a double-digit rate and are an acknowledged leader in our field. We are building a very special company.

In recapping our 2017 and setting the stage for continued growth in 2018 and beyond, I thought it would be appropriate to focus on our individual business units for a minute to give you a feel for what they’re working on.

IMI Global and Sterling Solutions were already having a good year when China re-opened its markets to US beef imports in the second quarter of 2017 after they had been closed for 15 years due to the BSE outbreak. Things got real busy in the second half of the year as producers began contacting us to conduct source and age verification and traceability audits necessary to qualify their beef for export to China. The timing of the China re-opening was interesting in that it occurred right after the spring calving season, so many producers missed the opportunity and were forced to wait unit this spring to begin the verifications – because remember, source and age audits require us to be involved at the very beginning of the process. For that reason, we expect source and age activity to accelerate and be even stronger this year. In addition, producers have had almost a year to evaluate and confirm the premiums available for American beef that is so in demand with the massive Chinese consumer base – the world’s second largest but fastest growing beef consumer.

We recently got some additional good news on the beef side when Cargill, a long-time customer of ours in the US, named Where Food Comes From, Inc. Canada as the second auditing body for its Canadian Beef Sustainability Acceleration Pilot program. You’ll recall that we were the exclusive auditor for a similar pilot conducted by McDonald’s in Canada back in 2016. When Cargill launched their program the following year they initially had a Canadian-based auditing firm as the sole manager the sustainability verifications. So, we were gratified when Cargill decided to give producers a second option by adding us as an approved auditor, and we believe our ability to offer more than one type of verification played a role in their decision. With that in mind, we are exploring opportunities to bundle additional audits to provide more value to Canadian producers. The big picture view on this is that when blue chip industry thought leaders like Cargill and McDonald’s are spearheading sustainability programs in response to growing consumer demand, then there’s a good chance that this trend is here to stay – and that bodes well for us.

Our Validus subsidiary is also going strong in their specialty areas of pork poultry and dairy. They continue to add new customers and strengthen and expand relationships with large legacy customers. Likewise, Our ICS subsidiary is also running at capacity and is seeing solid, ongoing demand for organic, non-GMO and animal welfare bundled audits. Recent projects in the dairy field jointly undertaken by Validus and ICS are a great example of the collaborative effort I mentioned in my earlier remarks. The dairy industry is increasingly emphasizing organic, animal welfare, sustainability, biosecurity, and worker welfare around the products they source. Validus and ICS are collaborating to provide Costco and DanoneWave with bundled audits in these areas. Next time you visit a Costco, look for the Validus logo on Kirkland milk or DanoneWave’s lines of organic products

We are also pleased with the performance of our SureHarvest unit, which generated $1.4 million in revenue in its first full year following the transaction – roughly in line with our expectations. The integration has been completed and the Company is working on a number of exciting initiatives designed to increase revenue for its sustainability solutions for high value specialty crop growers concentrated on the West Coast. For example, SureHarvest is working closely with the Almond Board of California in its initiative to manage greenhouse gases and the carbon footprint involved in almond production. The Board believes almond production can potentially be carbon neutral or even carbon negative. The implications of this work on other specialty crops such as wine grapes and avocados are compelling.

And finally, our A Bee Organic subsidiary that we acquired in 2017 continues to surprise us with interesting initiatives. It is a small business right now with around 150 customers – mostly for organic certifications on products ranging from honey and stone fruit to hydroponic, aquaponic, in-ground and wild crops. A Bee is pursuing projects that I don’t think our competitors have even heard of. I know I hadn’t. Think Siberian Chaga Mushrooms and Serbian Truffles rooted by dogs as opposed to pigs. These are high priced, premium products in demand by gourmet chefs around the world. Granted, they are relatively small, niche opportunities, but like truffles, they are worth their weight in gold in terms of helping us raise our profile as the industry’s most diverse and complete solutions provider. Our broad portfolio of services is truly a differentiating strength for Where Food Comes From. It is an unparalleled – and probably undervalued – asset of our business.

In closing, I want to spend a minute on a subject that many of you are asking about – and that’s block chain. Given the hype around the subject, my preference would be to NOT talk about it until we have determined exactly what role the technology might play in our business. But the questions persist and the likelihood I’ll be asked about it on this call is very high, so I’ve decided to discuss it in my prepared remarks.

Obviously, any company engaged in traceability would seem to be an ideal candidate to benefit from blockchain technology. We have been looking at it throughout 2017 and several months ago retained a consultant to work with senior management on an exploratory project to evaluate blockchain’s potential incorporation into our business. Because of our business model, we’re also getting a lot of inquiries from some interesting players in the blockchain space.

For decades, Where Food Comes From has pioneered all types of technologies relevant to our industry. We are structured and intentional in this process. It is important to clearly understand the benefits for our partners to ensure that what we do stays aligned with our mission and purpose.

We do believe blockchain has the potential to elevate what we’re doing – and to drive more value in the marketplace for our producer partners, and a deeper connection between producers and consumers. But keep in mind, at the end of the day, verifying product claims is a boots-on-the-ground activity that requires customer relationships based on trust and a deep understanding of the verification process. So, if blockchain ends up playing a part in our business, we expect it to be just that – a part.

And with that, I’m now happy to take questions. Operator…

Question-and-Answer Session

Operator [Operator Instructions] - Our first question comes from the line of Terry Thompson, a Private Investor. Please proceed with your question.

Terry Thompson - Hello. Yes, hi John. My question concerns the recent and active tariffs against China, do you anticipate that having any effect on the Chinese reciprocating against American beef imports or anticipated having any effect at all on your business?

John Saunders - That’s a great question. I anticipated that one. We are taking it as though it is a significant risk and looking at the potential for any type of response, beef being one of those and one of the most recent ones. So, yes, we are considering it and we have done an analysis of the impact of what that would look like and we are moving ahead and we will be ready if and when something does occur.

Terry Thompson - Okay. Do you feel that might be something low on their list since it is food, do you think it will be less likely that retaliate against beef as opposed to other American imports?

John Saunders - I will let Leann add a little bit more color to that.

Leann Saunders - Hi, Terry. I think it’s yet – we are yet to know the implications, Terry. I mean, beef and pork exports for us obviously are positive for the U.S. So it is a potential target. However, because we got the market open, I think it was a win for both governments to kind of find a success story, we are hopeful of that, we maintain access the way that we have it today I don’t know that we will get expanded access, but with the requirements that are already in place which we are verifying today we are hopeful that they stand it’s really hard to know right now.

Terry Thompson - Of course, I know nobody knew but you are much better informed on it than I, I mean I appreciate your time, look forward to seeing everybody here in about six weeks or so I guess.

John Saunders - Thanks Ken.

Operator - Our next question comes from the line of Paul Johnson, a Private Investor. Please proceed with your question.

Paul Johnson - Yes. Good afternoon, I have a few questions, first of all, particular order you filed – we made a filing in early January where you decided to terminate your prearranged stock trading plan to sell 0.5 million shares which is great, are you able to offer us any kind of color information on that?

John Saunders - Sure. I think it’s just what – I think you are implying there and that is that we personally felt that the value of the stock and our future was too great. And we have had the plan is place for about 3 years and I think we have sold about 12,000 shares. So, it was kind of a no-brainer for us, but based on the positive things that we are seeing in the business that we were going to hold on to as much stock as we could.

Paul Johnson - Okay, great. The second question is I know a part of the whole game plan or the strategy has been to make acquisitions and to be fair you have done a great job with them and it certainly made the company stronger and more interesting, is there an argument however on the other side that we have done a lot and maybe we need to sort of digest the ones that we have taken on in a lot of different areas and given that the management team is that huge and maybe focus on profitability I mean I feel like what I have discussed with other investors and what I have read is the feeling is like okay, the sales are growing here we go with another acquisition, why can’t we get more profitable first, before we do anymore?

John Saunders - Yes. That’s a fair question. I think the way we have looked at it thus far is that these opportunities present themselves when they present themselves. And as we have evaluated, I don’t know if you have been on any of the earlier calls, but we did an analysis about 5 years ago. And the results of that amounts was potential M&A targets was three dozen companies, so today we have only done less than a third of that. So as we go through that process, we will continue to look at it – those acquisition opportunities as they become available. Hopefully they won’t impact profitability, but I believe that’s something that’s going to come down the road. We are really focused on building the best company we possibly can with the most – but the most difficult hurdles to compete with us and that is at this point to continue to expand the commodities that we address and the standards that we are able to audit against.

Paul Johnson - Are you saying I just want to understand that a little bit better, are you saying that not having more breadth to your product offering if you will is stopping you from getting more sales in your existing businesses?

John Saunders - Yes, completely. Every customer, the majority of larger customers that we work with we continue to see opportunities to bundle audits for them. So, when we identify a target, it’s most likely because they are conducting audits for one of our large customers in a different area. So, as we continue to look at customers, two of them that I mentioned Costco and DanoneWave there is a wide range of audits that are being done on their suppliers and they are not just a specific commodity, they are multiple levels. So everyday we are continuing to look at what entities are conducting those audits, do they represent a market for us or a potential acquisition.

Paul Johnson - Who are the – you mentioned Costco, who is the other one?

John Saunders - Danone, it’s called DanoneWave, now they acquired WhiteWave.

Paul Johnson - Got it, okay. Thank you. That’s helpful. That seems reasonable if the bundling is important, then see if that can help all the various product lines?

John Saunders - Yes. And it’s also that if we – if you take specifically just organic, even though we continue to grow we are relatively small player in the organic verification market. So, as we look at acquisitions, a lot of times it’s a way for us to continue to consolidate that momentum and then to get to a point of critical mass. That’s really what we are trying to get to this critical math that we basically are covering the premier of the grocery store and we are covering the entirety of the plate if you work for the meal and then we will be able to come back and really extenuate and supervise the platform to extend the brand beyond just the services that we are providing now.

Paul Johnson - Okay, fair enough. So the last question I have is just about the block chain, because it’s not something I understand very well, can you explain in sort of layman’s terms what the opportunity would be in your industry for block chain?

John Saunders - That’s a great question. And I think it’s one that I have been spending the last year plus trying to figure out exactly what that opportunity is. Block chain at its quarter level has a decentralized database. We, on the other hand, comes from having a very centralized database, so incorporating those two very distinct mechanisms for storing information requires some 4 to 5. I think the other thing that’s important to know is that when we conduct verifications we conduct verifications for hundreds of different brands and thousands of different branches. Almost all of those companies or those brands have different technology. So, we really don’t – we don’t provide any guidance for them on how they store their information or what they are doing it, we purely audit the way that they are doing it. So, if you extrapolate that with block chain, it seems like once everyday, there is a new article about somebody that just started a new block chain, I think what we have really become aware of is the vastness of what block chain represents and the number of parties that are involved. So, I think where there maybe some anticipation that Where Food Comes From would introduce its own block chain, I think it’s a much broader concept than that and I think it’s something that will incorporate all of these different groups at block chains that are developing, because that’s the only true way to again get to critical mass and provide a solution for a company like McDonald’s or others that would be comprehensive.

Paul Johnson - Thank you. That’s helpful and I appreciate all the information.

John Saunders - You bet.

Operator [Operator Instructions] - Our next question comes from the line of Daniel Rogala, a Private Investor. Please proceed with your question.

Daniel Rogala - Hi, thanks for taking my call.

John Saunders - You bet.

Daniel Rogala - Okay, great. So my question was in the press release you talked about a bonus payment that impacted gross margins for the quarter, just wondering if you could share a little more detail on that?

John Saunders - Sure. Yes, we have over the last 2 years especially in 2017 we have had a very, very lean team here and if you can imagine and look at the growth rate that we accomplished in 2017 that was done by a relatively small group of people, so we use this opportunity for us to reward on place, so it was really just a bonus for the hard work that have been the combination of 2 long years of effort.

Daniel Rogala - Okay. So, it’s not like a structural bonus that’s built into specific metrics it was just kind of a management decision?

John Saunders - Well, everything that we do is structured, but yes, it was very much based on the strong results that we have had over the course of 2016 and 2017.

Daniel Rogala - Okay. And then I assume it was a cash bonus, because within the impact of adjusted EBITDA so is there anything that was cash versus stock?

John Saunders - I am sorry, I didn’t quite catch that.

Daniel Rogala - Sure. I said I assume it was a cash bonus, because it looks like it still had a negative impact on adjusted EBITDA and I think you guys back out stock-based compensation. So, I was just curious what was the reasoning for I guess cash versus stock whether there was any consideration to doing any stock bonus?

John Saunders - Well, once again, I think we are just we are modeling the stock and we are very protective on the stock as management and as large shareholders in the company, so everything that we do try to incentivize, we do use stock options to a degree, to incentivize employees, but we saw this as an opportunity to do that at one-time.

Daniel Rogala - Okay. I appreciate that. And then one other bullet point from the press release, so if it’s all operating subsidiaries just like since you contributed to continued profitable growth in 2018 and I just want to make sure I am interpreting that right, does that mean you would expect all operating subsidiaries to be profitable or just to contribute?

John Saunders - Yes, all of our operating units we managed profitability, so yes that is accurate. We are managing those operating units to be profitable, so independently by themselves.

Daniel Rogala - Perfect. And that includes SureHarvest?

John Saunders - Yes.

Daniel Rogala - Okay, great. And then one more and I will jump back into queue, so there has been a handful of headwinds, especially I think from the EU about fraudulent verification for organic and other food claims, I am just curious on what your guys opinion of that is and if you guys have started to look at potentially in international acquisitions?

John Saunders - Good questions. Yes, we are very sensitive to it and we have spent a lot of time engaging with [indiscernible] on those specific issues. And so that everybody is clear, all of the standards that we audit to have the process improvement in place to better the system that is the verification itself. So, whatever issues arise from a fraud perspective, we believe over time that system will cure those problems. The international question is very pertinent. We have looked in other areas, honestly Europe is relatively saturated. So, we have looked at other parts of the world as opportunities. I would rather not talk about where they are right now, but that’s kind of our focus, it’s not on Europe.

Daniel Rogala - Okay, that’s great. If I can just sneak one more in, so the USDA withdrew their role around organic livestock in poultry practices, can you maybe comment a little bit about what you think that does from a business outlook perspective?

Leann Saunders - So right now, they top that out, it’s currently on hold. I think based on the public comment period and the comments that they received they decided to put some of those changes on hold. So, we are currently kind of in a holding pattern right now to see where that falls out. It incorporated, it’s not animal welfare pieces and some other things that will be easy for us to bundle into our existing programs and with some of our existing programs, but it’s unclear yet whether that would go through or not.

Daniel Rogala - Okay. Thank you guys so much and congratulations on another successful year.

John Saunders - Thank you.

Operator - Ladies and gentlemen, we have reached the end of the question-and-answer session. I would now like to turn the call over to John for closing remarks.

John Saunders - Once again it looks like we have had a great time for the call, so thank you very much for your participation and the great questions. We are very excited as we moved into 2018. There is more stuff than we can really imagine that continued to be positive, so we appreciate all of your support and we look forward to talking to you again in a couple of months. Thanks everybody.